EXHIBIT 3
HEALTHCARE REALTY TRUST INCORPORATED
Articles of Amendment
Healthcare Realty Trust Incorporated, a Maryland corporation, (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation as follows:
FIRST: The Second Articles of Amendment and Restatement of the Corporation (the “Articles”), is hereby amended by deleting Section 1 of existing Article V in its entirety and replacing it with the following:
“Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Fifty Million (350,000,000), of which Three Hundred Million (300,000,000) shall be shares of Common Stock having a par value of $0.01 per share and Fifty Million (50,000,000) shall be shares of Preferred Stock having a par value of $0.01 per share. The aggregate par value of all said shares shall be Three Million Five Hundred Thousand Dollars ($3,500,000).”
SECOND: The amendment to the Articles as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.
THIRD:
(a) Immediately before the filing of these Articles of Amendment, the total number of shares of stock of all classes which the Corporation had the authority to issue was Two Hundred Million (200,000,000), $0.01 par value per share, of which One Hundred Fifty Million (150,000,000) shares were common stock, $0.01 par value per share, and Fifty Million (50,000,000) shares were preferred stock, $0.01 par value per share, having an aggregate par value of Two Million Dollars ($2,000,000).
(b) Immediately after the filing of these Articles of Amendment, the total number of shares of stock which the Corporation has authority to issue is Three Hundred Fifty Million (350,000,000), $0.01 par value per share, of which Three Hundred Million (300,000,000) shares are common stock, $0.01 par value per share, and Fifty Million (50,000,000) shares are preferred stock, $0.01 par value per share, having an aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000).
(c) The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law was not changed by the amendment.
FOURTH: Except as otherwise expressly stated in these Articles of Amendment, all of the terms and provisions of the Articles shall remain in full force and effect, without amendment or modification.
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 2nd day of May, 2017.

HEALTHCARE REALTY TRUST INCORPORATED

_/s/ Todd J. Meredith__________________ (seal)
Todd J. Meredith
President and Chief Executive Officer

ATTEST:

___/s/ Andrew E. Loope_________________
Andrew E. Loope
Senior Vice President, Corporate Counsel
and Secretary

ARTICLES OF AMENDMENT
TO
CHARTER

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

The Second Articles of Amendment and Restatement of the Corporation were filed on May 10, 1993 with the Maryland State Department of Assessments and Taxation (the “Articles”), and the Articles Supplementary of the Corporation were filed on October 14, 1998 with the Maryland State Department of Assessments and Taxation (the “Articles Supplementary”, together with the Articles, the “Charter”).

The Corporation desires to amend the Charter by adding the following as a new section in Article VI of the Articles:

“Section 5. At each annual meeting of the stockholders of the Corporation, Directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Vacancies occurring by resignation, enlargement of the Board of Directors, or otherwise shall be filled as specified in the Bylaws.”

This amendment to the Charter has been approved by the Board of Directors of the Corporation and by the shareholders of the Corporation.

Except as otherwise expressly stated in this amendment to the Charter, all of the terms and provisions of the Charter shall remain in full force and effect, without amendment or modification.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and Corporate Counsel and its corporate seal to be hereunder affixed and attested to by its Secretary on this 12th day of May, 2015, and its said Senior Vice President and Corporate Counsel acknowledges under the penalties of perjury that these Articles of Amendment are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

HEALTHCARE REALTY TRUST INCORPORATED

/s/ Andrew E. Loope            (seal)
Andrew E. Loope,
Senior Vice President and Corporate Counsel

ATTEST:

/s/ Robin J. Higgins
Robin J. Higgins, Assistant Secretary

HEALTHCARE REALTY TRUST
INCORPORATED
SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation, hereby certifies to the Maryland State Department of Assessments and Taxation as follows:
(a)The corporation desires to amend and restate in their entirety its Articles of Amendment and Restatement originally filed on April 8,1993 with the Maryland State Department of Assessments and Taxation;
(b)Immediately before this Second Articles of Amendment and Restatement were adopted, the total number of shares of stock which the corporation had authority to issue was 150,000,000 shares of common stock of the par value of $.01 each and 50,000,000 shares of preferred stock of the par value of $.01 each; and the aggregate par value of all the shares of all classes was $2,000,000;
(c)The provisions set forth in these Second Articles of Amendment and Restatement are all of the provisions of the charter currently in effect;
(d)The provisions of these Second Articles of Amendment and Restatement have been unanimously approved by the entire Board of Directors;
(e)The provisions of these Second Articles of Amendment and Restatement have been unanimously approved by the shareholders of the corporation; and
(f)The text of the Second Articles of Amendment and Restatement is hereby amended and restated to read as hereinbelow set forth in full.
HEALTHCARE REALTY TRUST
INCORPORATED
SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
ARTICLE I NAME
The name of this corporation shall be HEALTHCARE REALTY TRUST INCORPORATED.
ARTICLE II PURPOSES
The purpose for which this corporation is formed is to engage in the ownership of real property and any other lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland as now or hereinafter in force.
ARTICLE III PRINCIPAL OFFICE AND RESIDENT AGENT
The post office address of the principal office of the corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, c/o James E. Baker, Esq., 100 Light Street, Sixth Floor, Baltimore, Maryland 21202. The name of the resident agent of the corporation in the State of Maryland is The CSC-Lawyers Incorporating Service Company, and the post office address is 100 Light Street, Sixth Floor, Baltimore, Maryland 21202, but this corporation may maintain an office or offices in such other place or places as may be from time to time, fixed by its Board of Directors or as may be fixed by the Bylaws of the corporation.

ARTICLE IV DIRECTORS
The current number of directors of the corporation is eight (8) and their names are: David R. Emery, Errol L. Biggs, Ph.D., Thompson S. Dent, Charles Raymond Fernandez, M.D., Batey M. Gresham, Jr., Marliese E. Mooney, Edwin B. Morris III and John Knox Singleton.
ARTICLE V CAPITAL STOCK
Section 1.    The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Million (200,000,000), of which One Hundred and Fifty Million (150,000,000) shall be shares of Common Stock having a par value of $ .01 per share and Fifty Million (50,000,000) shall be shares of Preferred Stock having a par value of $ .01 per share. The aggregate par value of all of said shares shall be Two Million Dollars ($2,000,000).
Section 2.    The Board of Directors shall have authority to issue the Preferred Stock from time to time in one or more series and by resolution shall designate with respect to any series of Preferred Stock:
(1)the number of shares constituting such series and the distinctive designation thereof;
(2)the voting rights, if any, of such series;
(3)the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;
(1)whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;
(2)the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the corporation;
(3)the rights, if any, of holders of shares of such series to convert such shares into or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares of the corporation or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and
(4)any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.
ARTICLE VI
PROVISIONS FOR DEFINING, LIMITING AND
REGULATING CERTAIN POWERS OF THE CORPORATION AND
THE BOARD OF DIRECTORS AND SHAREHOLDERS
Section 1.    The Board of Directors shall have the authority without shareholder approval to desig-
nate capital gain allocation to holders of any series or all series of Preferred Stock, to holders of Common Stock, or both; provided that any allocation among holders of any series or class of stock shall be pro rata among such holders in accordance with their ownership interests.
Section 2.    Until the first annual meeting of shareholders and until successors are elected and qualify, the Board of Directors consists of the individuals named as directors in the Articles of Incorporation. The number of Board of Directors shall be not less than three (3) nor more than nine (9), as determined from time to time by the Board of Directors unless otherwise changed pursuant to the Bylaws.
Section 3.    If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more in value of the outstanding stock of the corporation has or may become concentrated in the hands of one owner (after applying the attribution provisions of Section 544 of the Internal

Revenue Code of 1986 as amended (the "Code") as modified by Section 856(h) of the Code, hereinafter the "Attribution Provisions"), the Board of Directors shall have the power to refuse to transfer or issue shares of stock of the corporation to any person or entity whose acquisition of such shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership of more than 9.9% in value of the outstanding stock of the corporation (after applying the Attribution Provisions). Any transfer of shares, options, warrants or other securities convertible into shares that would create an individual direct or indirect owner of more than 9.9% in value of the outstanding stock of this corporation (after applying the Attribution Provisions) shall be deemed void and the intended transferee shall acquire no interest therein. If, notwithstanding the provisions hereof, at any time there is a transfer in violation of the provisions hereof to a transferee that, absent the prohibitions in this Section 3, would cause such owner to own directly or indirectly in excess of 9.9% in value of the outstanding stock of this corporation (after applying the Attribution Provisions) those shares of the corporation that are a part of the most recent transfer and that are in excess of 9.9% in value of the outstanding stock of this corporation shall constitute "Excess Shares." Excess Shares shall have the following characteristics: (i) Excess Shares shall be deemed to have been transferred to the corporation as trustee (the "Trustee") of a trust (the Trust") for the exclusive benefit of such person or persons to whom the Excess Shares shall later be transferred pursuant to (ii) or (v) below; (ii) Subject to the corporation's rights described in (v) below, an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the intended transferee as a result of the transfer that is void under this Section 3) shall be freely transferable by the intended transferee (a) at a price that does not exceed the price paid by the intended transferee for the Excess Shares in connection with the transfer (in the event Excess Shares are sold [whether or not the transaction is entered into through the facilities of the NYSE] at a price that exceeds the price paid by the intended transferee, such excess will be payable to the corporation upon the demand of the corporation) or (b) if the shares became Excess Shares in a transaction otherwise than for value (e.g., by gift, devise or descent), at a price that does not exceed the market price of the corporation's shares as defined below on the date of the transfer (in either case, the Transfer Price"); provided, however, that the Excess Shares held in the Trust attributable to the intended transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust. Upon such transfer, the Excess Shares attributable to the intended transferee shall be removed from the Trust and transferred to the transferee of the interest in the Trust and shall no longer be Excess Shares, and the intended transferee's interest in the Trust shall be extinguished; (iii) Excess Shares shall not have any voting rights, and shall not be considered for the purpose of any shareholder vote or determining a quorum at the annual meeting or any special meeting of shareholders, but shall continue to be reflected as issued and outstanding stock of the corporation; (iv) No dividends or other distributions shall be paid with respect to Excess Shares; any dividends paid in error to an intended transferee prior to the discovery by the corporation that the intended transfer is void under this Section 3 will be payable back to the corporation upon demand; (v) Excess Shares shall be deemed to have been offered for sale to the corporation or its designee at the lesser of the Transfer Price and the market price of the corporation's shares on the date of acceptance of the offer. The corporation shall have the right to accept such offer for a period of ninety (90) days after the date the Board of Directors determines in good faith that a transfer that, absent the provisions of this Section 3 would have made the intended transferee the holder of Excess Shares has taken place. Prior to any transfer of an interest in the Trust pursuant to paragraph (ii) above, notice of the transfer must be given to the corporation by the intended transferee, and the corporation must (a) waive in writing its right to accept the offer described in this paragraph (v) and (b) make a good faith determination that the Excess Shares held in the Trust attributable to the intended transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust. For purposes of this Section 3 market price shall mean the purchase price for any shares of stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter on the last business day immediately preceding the day on which notices of such acquisition are sent, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE.
Section 4.    The holders of stock of the corporation shall have no preemptive or preferential right to subscribe for or purchase any stock or securities of the corporation.

ARTICLE VII
AMENDMENTS

Section 1.    Notwithstanding any of the provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation) the affirmative vote of the holders of at least ninety percent (90%) of the "voting stock" of the corporation, voting together as a single class, shall be required to repeal or amend any provision inconsistent with Section 2 or Section 3 of Article VI, Article VII or Article DC.

Section 2.    The corporation reserves the right from time to time to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are subject to this reservation.

Section 3.    Notwithstanding any of the provisions of these Articles or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation), the affirmative vote of the holders of at least ninety percent (90%) of the "voting stock" of the corporation, voting together as a single class, shall be required to repeal or amend any provision of the Bylaws of the corporation.

8
ARTICLE VIII
PERPETUAL EXISTENCE

The period of the existence of the corporation is to be perpetual.
ARTICLE IX
LIMITATION ON PERSONAL LIABILITY
OF DIRECTORS AND OFFICERS; INDEMNIFICATION
A director or officer shall not be personally liable to the corporation or its shareholders for money damages unless (i) it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding, based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

If the law of the State of Maryland is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers or expanding such liability, then the liability of directors or officers to the corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by Maryland law as so amended from time to time. Any repeal or modification of this Article IX by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer or the corporation existing at the time of such repeal or modification.

The corporation shall indemnify directors, officers, employees and agents to the fullest extent permitted by the law of the State of Maryland. The corporation may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law.

ARTICLE X REMOVAL OF DIRECTORS

Any director of the corporation may be removed only for cause (i) by the vote of holders of eighty percent (80%) of the outstanding shares of the corporation, or (ii) by the unanimous vote of all of the other members of the Board of Directors. Cause shall mean the director's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the corporation.

IN WITNESS WHEREOF, Healthcare Realty Trust Incorporated, has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by David R. Emery and attested by Rita Hicks Todd, this 4th day of May, 1993.

Healthcare Realty Trust
Incorporated

By:    /s/ David R. Emery
David R. Emery, President

ATTEST:

By:    /s/ Rita H. Todd
Rita Hicks Todd, Secretary

VERIFICATION
THE UNDERSIGNED, President of Healthcare Realty Trust Incorporated, a Maryland corporation, who executed on behalf of said corporation, the foregoing Second Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Second Articles of Amendment and Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

David R. Emery, President
3

NOTICE OF CHANGE OF ADDRESS
OF RESIDENT AGENT

To the State Department of Assessments and Taxation
State of Maryland

1.    The undersigned resident agent hereby notifies you of its change of address from, 100 Light Street, Sixth Floor, Baltimore, MD 21202 to:

11 East Chase Street
Baltimore, MD 21202

2.    Attached is a list of the names of the corporations and limited partnerships formed under the laws of the State of Maryland for which the aforesaid change is effective.

3.    The aforesaid change is effective on May 19, 1997.

4.    For all of the corporations and limited partnerships which on your records show the undersigned resident agent’s “old address” as their principal office, the undersigned resident agent hereby notifies you of the change of their principal office address from the aforesaid “old address” to the aforesaid “new address”.

5.    The undersigned resident agent has notified the corporations and limited partnership in writing of the changes hereinabove stated.

CSC-Lawyers Incorporating Service Company

Lisa G. Mulligan
Assistant Vice President
ARMSTRONG TELEPHONE COMPANY
VANGUARD HIGH YIELD STOCK FUND, INC.
TISHMAN CONSTRUCTION CORPORATION OF MARYLAND
VANGUARD QUALIFIED DIVIDEND PORTFOLIO HI, INC.
HORIZON INCOME SHARES, INC.
DISCOVERY INCOME SHARES, INC.
NAVIGATOR INCOME SHARES, INC.
LEXINGTON TECHNICAL STRATEGY FUND, INC.
ASSOCIATION ADVISERS FUNDS. INC
THE TOY PLACE, INC.
CELLULAR DYNAMICS TELEPHONE COMPANY OF MARYLAND, INC.
K.C. SCANDINAVIA IMPORT/EXPORT, LTD.
TURNER CORPORATION
VESTIGE, INC.
THE INTEGRITY PORTFOLIOS, INC.
HEALTHCARE REALTY TRUST INCORPORATED
ELASCO FINANCE CORPORATION
CATTLE CARE INC.
PBHG BALTIMORE BEVERAGE CORPORATION
CHARLES E. SMITH RESIDENTIAL REALTY, INC.
LENSYL, INC.
AMERICAN INGENUITY, INC.
BIENES INCORPORATED
LUU BROTHERS, INC.
METROPOLITAN CHILDREN'S CENTER, INC.
GROUP PLAN ADMINISTRATORS, INC.
CONSOLIDATED ENGINEERING SERVICES, INC.
SMITH REALTY COMPANY
SMITH MANAGEMENT CONSTRUCTION, INC.
MARYLAND MARITIME, INC.
DEEP CREEK CABLE TV, LIMITED PARTNERSHIP

ARTICLES SUPPLEMENTARY OF
HEALTHCARE REALTY TRUST INCORPORATED

Healthcare Realty Trust Incorporated, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the Corporation's Second Articles of Amendment and Restatement, including these Articles Supplementary (the "Charter"), the Board of Directors, by unanimous approval on June 8, 1998, has classified and designated 3,000,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as a separate class of preferred stock to be known as 8 7/8% Series A Voting Cumulative Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), with the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and term and conditions of redemption as follows:

8 7/8% Series A Voting Cumulative Preferred Stock

(A)	Certain Definitions:

Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Charter in respect of the Series A Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock. The term "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph (C)(2) below.

Dividend Period. The term "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

Dividend Record Date. The term "Dividend Record Date" shall mean the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation for the payment of the dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date.

Excess Shares. The term "Excess Shares" shall have the meaning set forth in Article VI of the Articles.

Initial Issue Date. The term "Initial Issue Date" shall mean the date shares of Series A Preferred Stock are first issued by the Corporation.

Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph (E)(1) below.

Redemption Price. The term "Redemption Price" shall mean a price per share equal to $25.00 together with accrued and unpaid dividends, if any, thereon to the Redemption Date.

REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the 8 7/8% Series A Voting Cumulative Preferred Stock. $.01 par value per share, of the Corporation.

(B)
Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation, and to all equity securities ranking junior to such Series A Preferred Stock; (b) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock. The term "equity securities" shall not include convertible debt securities.

(C)	Dividends.

(1)The record holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board of Directors of the Corporation, out of funds legally available for payment of dividends, at the rate of 8 7/8% per annum of the Liquidation Preference (equivalent to a fixed annual amount of $25.00 per share).

(2)Dividends on shares of Series A Preferred Stock shall accrue and be cumulative from the Initial Issue Date. Dividends shall be payable quarterly in arrears on or before the last Business Day in February, May, August and November of each year (each, a "Dividend Payment Date"), commencing in November, 1998. The amount of dividends payable on Series A Preferred Stock for each full Dividend Period shall be computed by dividing by four the annual dividend rate set forth in subparagraph (C)(1) above. Dividends payable in respect of the first Dividend Period and any subsequent Dividend Period which is less than a full Dividend Period in length will be prorated and computed on the basis of a 360-day year consisting of 12 30-day months. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the stock transfer records of the Corporation at the close of business on the Dividend Record Date for such dividends. Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date thereof. Any dividend payment made on shares of Series A Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due which remains payable.
(3)No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach hereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.
(4)Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the terms and provisions set forth in subparagraph (C)(3) hereof at any time prohibit the current payment of dividends, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, no dividends will be authorized or paid or set apart for payment on any stock of the Corporation or any other series of Preferred Stock ranking as to dividends on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been paid or set apart for such payment on the Series A Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends authorized upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
(5)Except as provided in subparagraph (C)(4), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
(6)If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 856 of the Code) any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the Capital Gains Amount allocable to holders of the Series A Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

(D)	Liquidation Preference.

(1)Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders a distribution in cash or property at its fair market value as determined by the Board of Directors of the Corporation in the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

(2)In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid on all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on each class or series of stock ranking on a parity with the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series A Preferred Stock and all such other classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(3)After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(4)Written notice of any such liquidation, dissolution or winding up of the Corporation stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given no less than 30 nor 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock.

(5)    Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation to another corporation or any other entity, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (D).

(6)    In determining whether a distribution by dividend, redemption or other acquisition of shares of the Corporation or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

(E)	Redemption by the Corporation.

(1)The Series A Preferred Stock is not redeemable prior to September 30, 2002. On or after September 30, 2002, the Corporation, at its option upon not less than 30 nor more than 60 days written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time (the "Redemption Date"), for cash at the Redemption Price, without interest. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(2)(a)    The Redemption Price of the Series A Preferred Stock may be paid solely from proceeds of the sale of the capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock) shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

(b)    Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(3)    Immediately prior to any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which cash each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which is redeemed.

(4)    (a)    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be given by the Corporation, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(b)    In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates representing the shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A

Preferred Stock held by such holder to be redeemed.

(c)    If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the Redemption Date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of the Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of the Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

(5)    The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A
Preferred Stock shall be irrevocable except that:

(a)The Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

(b)Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(6)    No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

(7)    Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

(F)	Voting Rights.

(1)Except where a vote by class is provided herein or required by law, the holders of Series A Preferred Stock shall be entitled to one vote per share of Series A Preferred Stock, voting together with the holders of Common Stock, on all matters submitted to stockholders for a vote.

(2)Notwithstanding the foregoing, whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred Stock (voting together as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past Dividend Periods and the dividend for the then current Dividend Period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment.

(3)    If and when all accumulated dividends and the dividend for the then current Dividend Period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the voting rights set forth in subparagraph (F)(2) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current Dividend Period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(4)    So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Corporation's Articles, as amended, or these Articles Supplementary whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth in subparagraph (F)(4)(b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
(1)The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
(G)    Conversion.    The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.
(H)     Notice. All notices to be given to the holders of Series A Preferred Stock shall be given by (i) mail, postage prepaid, by overnight delivery courier service, (ii) by facsimile transmission, or (iii) by personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Corporation.
(I)    Restrictions on Ownership and Transfer. The shares of Series A Preferred Stock are subject to the provisions of Article VI of the Charter, including without limitation the provisions relative to Excess Shares.
SECOND: These Articles Supplementary have been approved by the Corporation's Board of Directors in the manner and by the vote required by law.
THIRD: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.
IN WITNESS WHEREOF, HEALTHCARE REALTY TRUST INCORPORATED has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested by its Secretary, on October 14, 1998.

HEALTHCARE REALTY TRUST
INCORPORATED

/s/ David R. Emery
By: David R. Emery
Chairman and Chief Executive Officer

Attest:

By:    /s/ Rita H. Todd
Rita H. Todd
Secretary
THE UNDERSIGNED, the Chairman and Chief Executive Officer of HEALTHCARE REALTY TRUST INCORPORATED, acknowledges these Articles Supplementary to be the corporate act of the Corporation as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
/s/ David R. Emery
By: David R. Emery
Chairman and Chief Executive Officer

ARTICLES OF MERGER

Pursuant to Section 3-102(4), 3-107 and 3-109 of the Maryland General Corporation Law (“MGCL”), the undersigned parties adopt these Articles of Merger for the purposes of merging into a single corporation:

1.	The undersigned parties agree to merge to form a new corporation.

2.
Healthcare Realty of Tennessee, L.P., a Tennessee limited partnership organized on March 20, 1997 (the “Merging Partnership”), shall merge with and into Healthcare Realty Trust Incorporated, a Maryland corporation with its principal office located in Baltimore (the “Merger”). Healthcare Realty Trust Incorporated shall be the successor corporation (“Successor Corporation”).

3.
The terms and conditions of the Merger were advised, authorized and approved by the undersigned parties in the manner and by the vote required by, in the case of the Merging Partnership, its certificate of limited partnership and the laws of the state of Tennessee, and in the case of the Successor Corporation, its charter and the laws of the state of Maryland. The Merger was approved by the general partner and the limited partners of the Merging Partnership by unanimous consent. The Merger was approved by the board of directors of the Successor Corporation by unanimous consent, in accordance with Section 3-105(a)(5) of the MGCL.

4.	There are no amendments to the Successor Corporation’s charter or to the Merging Partnership’s certificate of limited partnership to be effected as part of the Merger.

5.
The Surviving Corporation has authority to issue Two Hundred Million (200,000,000) shares of capital stock, of which One Hundred and Fifty Million (150,000,000) are Common Stock having a par value of $.01 per share and Fifty Million (50,000,000) are Preferred Stock having a par value of $.01 per share. The aggregate par value of all shares is Two Million Dollars ($2,000,000).

6.
There is only one class of limited partnership interests. The sole limited partner of the Merging partnership owns ninety-nine percent (99%) of the overall partnership interests. The general partner of the Merging Partnership owns one percent (1%) of the overall partnership interests.

7.
Manner and basis of conversion: Each unit of limited partnership interest in Healthcare Realty of Tennessee shall be converted into the right to receive Twelve Thousand Six Hundred Nineteen and 71/100 Dollars ($12,619.71).

8.	The effective date of the Merger, for accounting purposes only, is June 30, 1999.

IN WITNESS WHEREOF, the undersigned parties have executed this Certificate of merger on the date listed below.

Dated: July 6, 1999

Healthcare Realty of Tennessee, L.P.

By:    HRT of Tennessee, Inc., a Tennessee
Corporation

Its:    General Partner

By:    /s/ Roger O. West
Roger O. West, Executive
Vice President

Healthcare Realty Trust Incorporated

By:    /s/ Roger O. West
Roger O. West, Executive
Vice President

AFFIDAVIT

As attorney-in-fact for Healthcare Realty of Tennessee, L.P., a Tennessee limited partnership, I, J. Adin Lara, hereby certify, in conjunction with the Articles of merger filed concurrently herewith, that Healthcare Realty of Tennessee, L.P., does not own any interest in land in the state of Maryland as of the date hereof.

Dated: July 7, 1999

/s/ J. Adin Lara
J. Adin Lara